Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
Omaha, Nebraska

November 23, 2020

CONTACT:

Jesse Coury

Chief Financial Officer

402-952-1235

America First Multifamily Investors, L.P. Announces Retirement of CEO, Chad L. Daffer, Effective December 31, 2020

CIO Kenneth C. Rogozinski Appointed as Interim CEO Effective January 1, 2021

Deborah A. Wilson to Join Greystone AF Manager LLC Board of Managers Effective December 1, 2020

Omaha, Nebraska – On November 23, 2020, America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership”) announced that Chad L. Daffer will be retiring and stepping down as its Chief Executive Officer, effective December 31, 2020. Mr. Daffer has served as the Partnership’s Chief Executive Officer since 2015.  The Board of Managers of Greystone AF Manager LLC, the general partner of the general partner of the Partnership (“Greystone Manager”), has appointed Kenneth C. Rogozinski as Interim Chief Executive Officer, effective January 1, 2021.  Mr. Rogozinski has served as the Partnership’s Chief Investment Officer since September 2019.

“In this economic environment, ATAX remains focused on financial flexibility and liquidity management, aggressive pursuit of attractive investment opportunities, and close management of the ATAX investment portfolios.  With his deep background in investment management and capital strategies, the Board of Managers is confident that Ken will be a great leader for ATAX as we search for a permanent successor.  The Board is undertaking a process to consider both internal and external candidates to become Chief Executive Officer of ATAX on a permanent basis,” said Steve Rosenberg, founder and CEO, Greystone  and the Chairman of the Board of Greystone Manager.

“I would like to thank both our investors and business partners for all of their support during my time at ATAX,” said Mr. Daffer.

Additionally, Deborah A. Wilson, a seasoned mortgage lending executive, has been appointed to Greystone Manager’s Board of Managers effective December 1, 2020.  Ms. Wilson will serve as a member of the Audit Committee. She is replacing William P. Mando, Jr., who is resigning to join the board of a newly established non-profit entity focused on skilled nursing care.  In this regard, Ms. Wilson will act in the capacity as a director of the Partnership.

Ms. Wilson is currently a Principal at Ramshead Advisors LLC where she uses her broad and deep experience in the industry to assist existing and potential owners of commercial mortgage banking companies.  She focuses on mergers and acquisitions, pricing, due diligence, transitional activities and operational efficiencies of commercial mortgage banking.  She has also served as Executive Vice President, Chief Financial Officer and Treasurer of Walker & Dunlop, Inc., Vice President of Counterparty Risk at Fannie Mae and as a Partner at KMPG LLP.

Mr. Rosenberg continued: “We are pleased to welcome Deborah Wilson as a new independent member of the Board of Managers as of December 1st.  Deborah’s addition will complement the skills, expertise and experiences of our existing Board members and we look forward to her contributions.  We also want to thank outgoing Board member Bill Mando for his service and wish him all the best in his future pursuits.”

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. (NASDAQ: ATAX) was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s limited partnership agreement, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments. More information about America First Multifamily Investors, L.P. is available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, mortgage revenue bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2019 and its Quarterly Report on Form 10-Q for the periods ended March 31, 2020, June 30, 2020 and September 30, 2020.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.